<u>**CONVERSION OF LOAN TO COMMON STOCK**</u>

($25,000 Convertible Term Note)

1. **James G. Miller** (the "<u>Creditor</u>") and American Rebel Holdings, Inc. (the "<u>Company</u>") entered into that certain Convertible Term Note dated **April 2, 2018** (the "<u>Note</u>") and attached as Exhibit A. All capitalized terms used herein without being defined herein having the meanings given to such terms in the Note unless otherwise indicated herein. The Creditor and the Company agree that the Note shall be converted into shares of the Company's common stock and common stock purchase warrants as of the date hereof pursuant to this document.

2. The Creditor hereby converts all **$35,265.75** of principal and accrued interest due by the Company to the Creditor under the Note into **503,797 Shares of Common Stock at a conversion price of $0.07 per share (the "Shares") and 503,797 Common Stock Purchase Warrants with an exercise price of $0.10 per share and a term of three years (the "Warrants").** The Warrants are callable at the option of the company once the closing bid price of the Common Stock exceeds 300% of the exercise price of the warrant ($0.30) for five consecutive trading days. The Creditor acknowledges that the entire principal and accrued interest due under the Note is paid in full as of the date hereof a result of such Conversion. The Company hereby approves the Conversion and shall issue the Shares and Warrants to the Creditor or its designees as of the date hereof.

3. The Creditor represents to the Company that (i) the aforesaid Shares are being acquired for the account of the Creditor for investment and not with a view to, or for resale in connection with, the distribution thereof and that the Creditor has no present intention of distributing or reselling such Shares; (ii) the Creditor is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company; (iii) the Creditor is an accredited investor and is experienced in making investments of this type and has such knowledge and background in financial and business matters that the Creditor is capable of evaluating the merits and risks of this investment and protecting the Creditor's own interests; (iv) the Creditor understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "<u>Securities Act</u>"), by reason of a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein, and, because such securities have not been registered under the Securities Act, they must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available; (v) the Creditor is aware that the aforesaid Shares may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until the Creditor has held the Shares for the period of time prescribed by Rule 144; and (vi) the Creditor agrees not to make any disposition of all or any part of the aforesaid Shares unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or, if reasonably requested by the Company, the Creditor has provided the Company with an opinion of counsel satisfactory to the Company, stating that such registration is not required; provided, however, that the Company agrees that it will not require an opinion of counsel with respect to transactions under Rule 144 of the Securities Act except in unusual circumstances. Notwithstanding the foregoing, the Creditor may direct the Company in writing to issue the Shares in the name of one or more designees/affiliates of the Creditor and the Company shall comply with such instructions.

4. This document is dated as of September 30, 2021.

CREDITOR

By: ______________________

James G. Miller

COMPANY
American Rebel Holdings, Inc.

By: ______________________

Charles A. Ross, Jr., CEO